Exhibit 23.2
Consent of Independent Auditors
We consent to the use in this Registration Statement on Form S-1 of Hawkeye360, Inc. of our report dated April 10, 2026, relating to the financial statements of Innovative Signal Analysis, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Baker Tilly US, LLP
Frisco, Texas
April 10, 2026